Exhibit 23.2

Consent of Independent Public Accountants

The Board of Directors

StarCite, Inc.:

We consent to the use of our report dated March 31, 2009, with respect to the consolidated balance sheets of StarCite, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the two-year period ended December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in this registration statement on Form S-3.

/s/ KPMG LLP

Philadelphia, Pennsylvania

October 13, 2009